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                                                                   EXHIBIT 10.1



                         ROYALTY ACCELERATION AGREEMENT


THIS ROYALTY ACCELERATION AGREEMENT (the "AGREEMENT") made as of June 16, 2000 by and between Sunrise Technologies International, Inc., f/k/a Laser Biotech, Inc., a Delaware corporation, having its principal place of business at 3400 West Warren Avenue, Fremont, California 94538 (hereinafter "SUNRISE") and Bruce
J. Sand, M.D., F.A.C.S. of 638 Lindero Canyon Road, Suite 507, Oak Park, California 91301 (hereinafter "DR. SAND");


                              W I T N E S S E T H :

WHEREAS the parties to this Agreement have entered into that certain Amended and Restated Patent and Technology Assignment Agreement dated June 16, 2000 (the "AMENDED AND RESTATED PATENT AND TECHNOLOGY ASSIGNMENT AGREEMENT") amending that certain Patent and Technology Assignment Agreement dated April 3, 1992, as amended by that certain letter agreement dated November 16, 1994 (collectively, and together with all other agreements whether oral or written between the parties existing prior to the date hereof, the "ORIGINAL ASSIGNMENT AGREEMENT") whereby Dr. Sand licensed to Sunrise certain patents and technologies; and

WHEREAS, Sunrise and Dr. Sand hereby agree to amend and alter all prior arrangements between the parties regarding Dr. Sand's royalty rights under the Original Assignment Agreement by hereby accelerating all of Dr. Sand's rights to such royalties under the Original Assignment Agreement in exchange for warrants of common stock in Sunrise Technologies International, Inc. to the mutual benefit of the parties. The accelerated value is the fair market value of the royalty Dr. Sand will receive in exchange for all of his rights under the Original Assignment Agreement. Upon signing this Royalty Acceleration Agreement, Dr. Sand terminates all rights to any royalties under the Original Assignment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereby covenant and agree with each other as follows:

                             ARTICLE I: DEFINITIONS

1.1 "Product" means a laser device for the shrinking of collagen tissue, comprising: (i) a laser source (including power supply); and (ii) a device through which the laser beam is delivered to the collagen tissue; if Sunrise's manufacture or sale of such device would directly or contributorily infringe or induce infringement of a Valid Claim in the country for which the device is made or in which the device is sold.

1.2 "Patent Rights" means all worldwide rights of Dr. Sand to any subject matter described, claimed or covered by any of the patents or patent applications listed in Exhibit A, including any foreign counterparts, continuations, continuations-in-part, divisions, and reissues, and extensions of any of the foregoing.




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1.3     "Related Technology" means all ideas, know-how, trade secrets, data, inventions, discoveries and any other proprietary rights (excluding the Patent Rights) related to the Patent Rights developed in whole or in part by Dr. Sand prior to or during the term of this Agreement.

1.4 "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights that has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, and that has not been admitted to be invalid or unenforceable through reissue disclaimer or otherwise.

                       ARTICLE 2: ACCELERATION OF ROYALTY
                         RIGHTS IN EXCHANGE OF WARRANTS

2.1 Subject to the terms of the Royalty Acceleration Agreement, Sunrise and Dr. Sand hereby agree to terminate the payment of all royalties to Dr. Sand on sales of Products and Combination Products as provided for in the Original Assignment Agreement in exchange for a warrant (the "Warrant") to purchase 750,000 shares of common stock of Sunrise, with an exercise price of $.01 per share, which shall be substantially in the form of Exhibit B attached hereto. The receipt of such Warrant is the agreed present value of the future royalty stream Dr. Sand is entitled to receive for his transfer of all rights to the patents listed on Exhibit A. Dr. Sand shall assign the patent titled "Prevention of Regression in Refractive Keratoplasty" application #09\550,579. In addition, Edward King shall receive a warrant to purchase 67,500 shares of common stock of Sunrise, with an exercise price of $.01 per share, which shall be in the form of Exhibit C attached hereto.

2.2 Dr. Sand hereby agrees (i) to accept the Warrant in exchange for the termination of all of his royalty rights on the sales of Products and Combination Products as provided for in the Original Assignment Agreements and (ii) to assign to Sunrise free of all liens and claims all the patent and technologies contemplated in the Amended and Restated Patent and Technology Assignment Agreement including, but not limited to, the patent titled "Prevention of Regression in Refractive Keratoplasty" application #09\550,579.

                         ARTICLE 3: TERM AND TERMINATION

3.1 Unless sooner terminated pursuant to this Article 3, this Agreement shall commence upon the date hereof and shall automatically expire upon the later of (a) the expiration of the last-to-expire patent within the Patent Rights, or (b) the abandonment of the last application within the Patent Rights.

        All of the provisions of this Agreement shall survive expiration of this Agreement except Article 2, which shall terminate.

3.2 GENERAL. Upon the expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.



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                           ARTICLE 4: CONFIDENTIALITY

4.1 OBLIGATIONS OF DR. SAND. All scientific and technical information known or possessed by Dr. Sand concerning the Patent Rights or the Related Technology shall be deemed "Confidential Information." Dr. Sand shall not disclose or provide any such Confidential Information to any third party without the other party's prior written consent.

4.2 OBLIGATIONS OF SUNRISE. Sunrise shall protect the Confidential Information in a manner consistent with Sunrise's protection of its other confidential information.

                    ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.1 Dr. Sand hereby acknowledges and reaffirms the representations and warranties set forth in Section 6.1 of Article 6 of the Amended and Restated Patent and Technology Assignment Agreement and such representations and warranties are hereby incorporated into this Agreement by reference.

5.2 Sunrise hereby acknowledges and reaffirms the representations and warranties set forth in Section 6.2 of Article 6 of the Amended and Restated Patent and Technology Assignment Agreement and such representations and warranties are hereby incorporated into this Agreement by reference.

                                ARTICLE 6: NOTICE

6.1 NOTICES: Any notice, request, demand or other communication by the terms hereof required or permitted to be given by one party to another shall be given in writing by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

        Sunrise:   Sunrise Technologies International, Inc.
                   3400 West Warren Avenue
                   Fremont, California 94538
                   Attn:   John Hendrick
                           Senior VP, COO
                   Phone   510.771.2307
                   Fax     510.623.9163 (fax)
                   e-Mail  jhendrick@sunrise-tech.com

        with copy to: Duane, Morris & Heckscher LLP
                      227 W. Monroe Street
                      Suite 3400
                      Chicago, Illinois 60606
                      Attn:   Eric Fogel, Esq.
                      E-Mail  emfogel@duanemorris.com



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        Dr. Sand:  Bruce J. Sand, M.D., F.A.C.S.
                   638 Lindero Canyon Road
                   Suite 507
                   Oak Park, California 91301
                   Phone  818.991.2374
                   Fax    818.991.2264

        with copy to: Edward Vincent King, Jr.
                      King & Kelleher LLP
                      One Embarcadero Center
                      17th Floor
                      San Francisco, California 94111
                      Phone  415.781.2888
                      Fax    415.781.3011
                      E-Mail evking@kingandkelleher.com

        or at such other address as may be given by any one of the parties. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to be given upon the date of personal delivery or within three (3) days of being mailed anywhere in the continental United States as registered mail postage prepaid and addressed to the addressee at his last address recorded on the records of Sunrise. Provided however, that during any postal interruption, the said three (3) day period shall not be deemed to commence running until after the termination of such postal interruption.

                          ARTICLE 7: GENERAL PROVISIONS

7.1 GOVERNING LAW: This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of California as if executed and fully performed within California, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

7.2 ENTIRE AGREEMENT: The parties hereto acknowledge that this instrument sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto. Without limiting the foregoing, it is understood that the Original Assignment Agreement and all other agreements whether oral or written between the parties existing on the Restatement Effective Date are superseded by this Amended and Restated Patent and Technology Agreement and shall have no further force or effect whatsoever.

7.3 SEVERABILITY: The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.





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7.4     NO WAIVER: The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a subsequent failure to perform any such term or condition by the other party.

7.5 NUMBER AND GENDER: All terms and words used in this Agreement regardless of the number and gender in which they are used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine or feminine or neuter as the context or sense of this Agreement or any paragraph or clause herein may require, the same as if such words have been fully and properly written in the appropriate number and gender.




                                     * * * *





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IN WITNESS whereof the parties have duly executed this Agreement as of the date first written above.



SUNRISE TECHNOLOGIES, INC.,                      BRUCE J. SAND, M.D.
F/K/A LASER BIOTECH, INC.



By: /s/ JOHN N. HENDRICK                         By: /s/ BRUCE J. SAND, M.D.
   ----------------------------                     ----------------------------

Name: John N. Hendrick
     --------------------------

Title: C.O.O.
      -------------------------





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                                    EXHIBIT A

                                 Form of Warrant